[Centrue Financial Corporation logo appears here]

NEWS RELEASE	Exhibit 99.1

October 31, 2003

For Immediate Release

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue P.O. Box 3 Kankakee, IL 60901-0003	(815) 937-4440 Fax: (815) 937-3674

For more information contact:

James M. Lindstrom

Chief Financial Officer

CENTRUE FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER NET INCOME

Kankakee, Illinois....(October 31, 2003) Centrue Financial Corporation (AMEX:CFF), today announced third quarter net income of $823,000 ($0.87 per diluted share) compared to a net loss of $789,000 ($0.67 per diluted share) for the comparable 2002 period. For the first nine months of 2003, the Company reported net income of $691,000 ($0.70 per diluted share) compared to net income of $1.04 million ($0.86 per diluted share) for the comparable period in 2002. Financial results exclude the merger with Aviston Financial Corporation which closed on October 9, 2003.

Third Quarter Results

The Company reported net income of $823,000 ($0.87 per diluted share) for the quarter, compared to a net loss of $789,000 ($0.67 per diluted share) for the comparable 2002 period, an increase of $1.6 million. Net interest income before provision for losses on loans was $3.6 million, or $413,000 (10.2%) less than for the same period in 2002. Net interest margin was 3.08% compared to 3.16% for the same period in 2002. Net interest income was impacted by average earning assets declining more significantly than average interest bearing liabilities and due to declining rates of earning assets in the continued low interest rate environment. The provision for losses on loans was $272,000 compared to $3.1 million for the same period in 2002.

Other income of $1.5 million increased by $453,000, or 41.9%. Net gain on loans held for sale decreased by $47,000 (15.6%) from $301,000 for the same period of 2002. The unprecedented volume of mortgage originations realized in the first six months of 2003 slowed during the third quarter of 2003. Since mortgage rates have begun to rise, we anticipate that mortgage sales gains will decrease throughout the remainder of the year. The decrease was partially offset by an increase of $541,000 (102.7%) in fee income, which included income of $373,000 from the revaluation of the carrying value of mortgage servicing rights.

General and administrative expenses were $3.5 million, or $270,000 (8.3%) higher than those in 2002. There were increases of $121,000 (20.5%) in other general and administrative expense, $81,000 (52.7%) in furniture and equipment expense, $55,000 (17.5%) in occupancy expense and $39,000 (38.3%) in data processing expense. During the third quarter, the Company’s subsidiary, Centrue Bank, completed an organizational restructuring and eliminated 20 positions in order to operate more efficiently and to better position the Company to pursue management’s growth strategy. As a result of the restructuring, the Company incurred severance expense of $72,000.

The annualized return on stockholders’ equity was 10.54% compared to (7.62)% for the comparable 2002 period. The annualized return on assets was 0.64% compared to (0.57)% for the third quarter of 2002.

Nine Month Results

Net income decreased by 33.7% to $691,000 ($0.70 per diluted shares) compared to earnings of $1.04 million ($0.86 per diluted share) for the first nine months of 2002. Net interest income before provision for losses on loans was $11.3 million or $685,000 (5.7%) less than for the same period in 2002. Net interest margin was 3.14% compared to 3.25% for the same period in 2002. Net interest income was impacted by average earning assets declining more significantly than average interest bearing liabilities and due to declining rates of earning assets in the continued low interest rate environment. The provision for losses on loans was $4.0 million compared to $3.8 million for the same period in 2002.

Other income increased by $1.2 million, or 39.2%, from $3.2 million to $4.4 million. Net gain on loans held for sale increased by $404,000 (56.6%) to $1.1 million from $713,000 for the same period of 2002. The year to date income also included a gain of $478,000 from the sale of a branch office. Fee income increased by $304,000 (17.0%) to $2.1 million from $1.8 million from the same period of 2002. The increase in fee income included $63,000 of income from the revaluation of mortgage servicing rights.

General and administrative expenses were $10.8 million, or $784,000 (7.8%), higher than those for the same period of 2002. There were increases of $213,000 (3.9%) in compensation and benefits, $200,000 (9.4%) in other general and administrative, $171,000 (38.3%) in furniture and equipment expense, $117,000 (12.9%) in occupancy expense, $63,000 (18.7%) in telephone and postage and $62,000 (20.1%) in data processing charges. These increases were partially offset by a decrease of $44,000 (76.2%) in the provision for losses on foreclosed assets. The increase in compensation and benefits was primarily due to $297,000 of severance for three senior officers of the Company, in addition to the organizational restructuring during the third quarter. Those increases were partially offset by savings realization from the prior quarter’s employment terminations. Increases in furniture and equipment expenses and telephone and postage expenses were due to increased depreciation and a new communications system, respectively.

The annualized return on stockholders’ equity was 2.72% compared to 3.37% for the comparable 2002 period. The return for 2003 included the profit from the branch sale that was finalized in the first quarter of 2003. The annualized return on assets was 0.18% compared to 0.26% for the first nine months of 2002.

Financial Condition at September 30, 2003

The Company’s total assets were $509.4 million, a decrease of $37.0 million, or 6.8%, from total assets of $546.4 million at December 31, 2002. Decreases of $7.3 million in mortgage-backed securities available-for-sale, $44.5 million in loans and $9.3 million in investment securities available-for-sale were partially offset by an increase of $19.4 million in cash and cash equivalents, $3.3 million in office properties and equipment and $2.2 million in prepaid expenses and other assets. The decrease in total assets during the first nine months was the result of several factors. The sale of the Hoopeston, Illinois office reduced deposits by $19.4 million, loans by $6.4 million and cash and cash equivalents by $12.3 million. In addition, principal payments and prepayments on both loans and mortgage-backed securities available-for-sale were at a high rate during 2003 due to the low interest rate environment which made refinancing attractive for borrowers. Management continued to reduce total commercial loan exposure and improve credit quality through aggressive management of existing loans. Management also wrote off $4.9 million of commercial loans during the third quarter for which provisions for loan losses were previously made..

Stockholders’ equity totaled $31.4 million, reflecting a decrease of $9.7 million compared to December 31, 2002. The decrease was the result of $9.3 million of common stock repurchases, along with dividend payments and a decrease in the unrealized gains on securities available-for-sale, which were partially offset by net income. There were 932,611 shares of common stock outstanding at September 30, 2003, compared to 1,165,881 shares of common stock outstanding at December 31, 2002. Equity per share of common stock decreased by $1.58 to $33.68 at September 30, 2003 from $35.26 at December 31, 2002. The capital ratios of Centrue Bank, the Company’s wholly-owned subsidiary, continued to be in excess of regulatory requirements.

Centrue Financial Corporation and Centrue Bank are headquartered in Kankakee, Illinois, which is 60 miles south of downtown Chicago. In addition to its main office, the Bank operates seventeen branches in eight counties. Centrue Financial was formed through the merger of Kankakee Bancorp, Inc. and Aviston Financial Corporation on October 9, 2003. Subsequent to the merger, Centrue Bank has total assets of more than $600 million and 192 employees.

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Financial Highlights

Condensed Consolidated Statements of Income

Attached

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon belies, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of September 11th; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, Except Per Share Data)

	(Unaudited) Three Months Ended September 30,
	2003	2002
Total interest income	$6,339	$8,119
Total interest expense	2,696	4,063

Net interest income	3,643	4,056
Provision for losses on loans	272	3,144

Net interest income after provision for losses on loans	3,371	912
Other income:
Net gain on sales of assets	259	309
Fee income	1,068	527
Other	207	246

Total other income	1,534	1,082
Other expenses:
General and administrative	3,508	3,239

Income (loss) before income taxes	1,397	(1,245)
Income tax expense (credit)	574	(456)

Net income (loss)	$823	$(789)

Other comprehensive income:
Unrealized gains (losses) on available-for-sale securities, net of related income taxes	(355)	680

Comprehensive income (loss)	$468	$(109)

Basic earnings (loss)per share	$0.88	$(0.67)

Diluted earnings (loss)per share	$0.87	$(0.67)

Selected operating ratios (annualized):
Net interest margin (ratio of net interest income to average interest-earning assets)	3.08%	3.16%
Return on assets (ratio of net income (loss) to average total assets)	0.64%	(0.57)%
Return on equity (ratio of net income (loss) to average equity)	10.54%	(7.62)%

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, Except Per Share Data)

	(Unaudited) Nine months ended September 30,
	2003	2002
Total interest income	$20,313	$24,215
Total interest expense	9,017	12,234

Net interest income	11,296	11,981
Provision for losses on loans	4,022	3,756

Net interest income after provision for losses on loans	7,274	8,225
Other income:
Net gain on sales of assets	1,154	755
Net gain on sales of branch office	478	—
Fee income	2,092	1,788
Other	668	612

Total other income	4,392	3,155
Other expenses:
General and administrative	10,779	9,995

Income before income taxes	887	1,385
Income tax expense	196	342

Net income	$691	$1,043

Other comprehensive income:
Unrealized gains (losses) on available-for-sale securities, net of related income taxes	(620)	1,045

Comprehensive income	$71	$2,088

Basic earnings per share	$0.71	$0.87

Diluted earnings per share	$0.70	$0.86

Selected operating ratios (annualized):
Net interest margin (ratio of net interest income to average interest-earning assets)	3.14%	3.25%
Return on assets (ratio of net income to average total assets)	0.18%	0.26%
Return on equity (ratio of net income to average equity)	2.72%	3.37%

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data)

	(Unaudited)
	September 30, 2003	December 31, 2002
Selected Financial Condition Data:
Total assets	$509,409	$546,404
Net loans, including loans held for sale	340,034	384,367
Allowance for losses on loans	4,408	6,524
Mortgage-backed securities	20	26
Mortgage-backed securities—available-for-sale	30,863	38,179
Investment securities, including certificates of deposit	942	1,117
Investment securities-available-for-sale	35,124	44,459
Deposits	418,705	432,032
Total borrowings	58,400	69,700
Unrealized gains on securities available- for-sale, net of related income taxes	1,011	1,631
Stockholders’ equity	31,415	41,107

Shares outstanding	932,611	1,165,881

Stockholders’ equity per share	$33.68	$35.26

Selected asset quality ratios:
Non-performing assets to total assets	1.71%	2.03%
Allowance for losses on loans to non-performing loans	54.53%	63.51%
Classified assets to total assets	1.88%	2.93%
Allowance for losses on loans to classified assets	45.98%	40.76%

Non-performing asset analysis:
Non-accrual loans	$3,857	$6,834
Loans past due 90 days and accruing	4,227	3,439
Real estate owned and repossessed assets	387	316
Restructured troubled debt	255	480

Total	$8,726	$11,069

Net charge-offs for quarter	$4,850

	Three Months Ended 9/30/03 (Unaudited)
Financial condition averages:
Total assets	$512,703
Earning assets	468,886
Net loans, including loans held for sale	345,217
Stockholders’ equity	30,969
Deposits	422,040
Borrowings	58,550

Average outstanding shares, including equivalents	980,907